As filed with the Securities and Exchange Commission on March 7, 2025

Registration No. 333- 233744

Registration No. 333-239636

Registration No. 333-260504

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333- 233744

Form S-8 Registration Statement No. 333-239636

Form S-8 Registration Statement No. 333-260504

UNDER

THE SECURITIES ACT OF 1933

CROSSFIRST BANKSHARES, INC.

(Exact name of Registrant as specified in its charter)

Kansas	26-3212879
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

11440 Tomahawk Creek Parkway

Leawood, Kansas 66211

(Address of principal executive offices, including zip code)

(913) 312-6822

(Registrant’s telephone number, including area code)

CrossFirst Bankshares, Inc. 2018 Omnibus Equity Incentive Plan

CrossFirst Bankshares, Inc. Employee Stock Purchase Plan

(Full Title of Plan)

Van A. Dukeman

Chairman and Chief Executive Officer

First Busey Corporation

100 W. University Ave.

Champaign, Illinois 61820

(217) 365-4500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to each of the following registration statements on Form S-8 (collectively, the “Prior Registration Statements”) is being filed by CrossFirst Bankshares, Inc. (“CrossFirst”) to terminate all offerings under the Prior Registration Statements and to deregister any and all shares of CrossFirst common stock, par value $0.01 per share (the “Shares”), together with any and all plan interests and other securities registered but unsold as of the date hereof thereunder:

1.	Registration Statement on Form S-8, File No. 333-233744, filed with the Securities and Exchange Commission (the “Commission”) on September 13, 2019, registering the offer and sale of 2,600,000 Shares issuable pursuant to the CrossFirst Bankshares, Inc. 2018 Omnibus Equity Incentive Plan.

2.	Registration Statement on Form S-8, File No. 333-239636, filed with the Commission on July 2, 2020, registering the offer and sale of 118,813 Shares issuable pursuant to the CrossFirst Bankshares, Inc. Employee Stock Purchase Plan.

3.	Registration Statement on Form S-8, File No. 333-260504, filed with the Commission on October 26, 2021, registering the offer and sale of 750,000 Shares issuable pursuant to the CrossFirst Bankshares, Inc. Employee Stock Purchase Plan.

On March 1, 2025, pursuant to the Agreement and Plan of Merger, dated as of August 26, 2024, by and between First Busey Corporation, a Nevada corporation (“Busey”), and CrossFirst (the “Merger Agreement”), CrossFirst merged with and into Busey, with Busey as the surviving corporation (the “Merger”).

In connection with the Merger, CrossFirst terminated all offerings of CrossFirst’s securities pursuant to the Prior Registration Statements. Accordingly, pursuant to the undertakings made by CrossFirst in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 hereby removes from registration all of such securities registered under the Prior Registration Statements that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Champaign, State of Illinois, on March 7, 2025.

FIRST BUSEY CORPORATION as successor-in-interest to CrossFirst Bankshares, Inc.

By:	/s/ Scott A. Phillips
Scott A. Phillips
Interim Chief Financial Officer, Executive Vice President and Chief Accounting Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Prior Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.